Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Y. Tristan Kuo	Mr. Crocker Coulson, President
Chief Financial Officer	CCG Investor Relations
China Biologic Products, Inc.	Tel: +1-646-213-1915 (NY office) or
Tel: +86-538-6202206	Mr. Gary Chin, Tel: +1-646-213-1909
Email: IR@chinabiologic.com	Email: crocker.coulson@ccgir.com
www.chinabiologic.com	www.ccgirasia.com

For Immediate Release

China Biologic Products Announces Record Second Quarter 2009 Results

Tai'an, Shandong Province, PRC, August 17, 2009 China Biologic Products, Inc. (CBPO.OB) (“China Biologic,” or the “Company”), one of the leading plasma-based pharmaceutical companies in the People’s Republic of China (“PRC”), operating through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. (“Taibang”) and Chongqing Dalin Biologic Technologies Co., Ltd. (“Dalin”) and its equity investment in Xi’an Huitian Blood Products Co., Ltd. “(Huitian”), reported record financial results for the second quarter of 2009.

Second Quarter 2009 Highlights

  Revenues increased 178.2% year-over-year to a record $33.2 million

  Revenues excluding the acquisition of Dalin increased 57.5% year-over-year to $18.8 million

  Gross profit increased 189.8% to $24.0 million, compared to the second quarter of 2008, representing a gross margin of 72.4%

  Operating income increased 232.8%, year-over-year to $16.5 million, representing an operating margin of 49.8%

  Net income attributable to controlling interest was up 242.7% year-over-year to $7.0 million, or $0.32 per diluted share

  Non-GAAP net income* was $8.3 million or $0.38 per diluted share, a 151.5% increase over $3.3 million in the second quarter of 2008, or $0.15 per diluted share

* Excluding non-cash employee compensation expenses and changes in the fair value of warrants. See “About Non-GAAP Financial Measures” as well as the reconciliation table of non-GAAP net income to GAAP net income at the end of the press release.

“We are pleased to report another quarter of solid results for our second quarter of 2009. We achieved strong organic growth and benefitted from the consolidation of our Dalin acquisition,” said Mr. Chao Ming Zhao, CEO of China Biologic Products. “We believe that as a result of these acquisitions we are now strategically positioned as the leading non-state-owned plasma based biopharmaceutical company in China. We continue to work to integrate these acquisitions to obtain additional synergies and economies of scale.”

During the second quarter of 2009, the Company achieved the following milestones:

  China Biologic completed the acquisition of a 90% equity interest in Dalin and in Dalin's 54% majority-owned operating subsidiary, Qianfeng Biological Products Co., Ltd. (”Qianfeng”), one of the largest plasma-based biopharmaceutical companies in China, located in Guiyang, Guizhou Province, for a total consideration of RMB 194,400,000 (approximately $28.5 million)

  China Biologic successfully raised an aggregate principal amount of $9.6 million through the issuance of 3.8% senior secured convertible notes due 2011 to certain accredited investors led by Essence International Investment Limited

Second Quarter of 2009 Results

Revenues for the second quarter of 2009 increased 178.2% to a record $33.2 million, compared to $11.9 million in the second quarter of 2008. The increase in revenues for the second quarter of 2009 is primarily attributable to the revenue consolidation of Dalin, a general increase in the price of plasma-based products, and a 5.2% increase due to foreign exchange translation. During the second quarter of 2009, Dalin contributed to $14.4 million in revenue, or 43.4% of total revenues, an increase of 52.7% from the first quarter of 2009. Taibang accounted for $18.8 million in revenue, or 56.6% of total revenues, an increase of 60.3% from the first quarter of 2009. Revenues, excluding the acquisition of Dalin, increased 57.5% year-over-year, as prior to January 1, 2009, Taibang contributed to 100% of the Company’s revenues.

All of the Company’s approved products, except human hepatitis B immunoglobulin, recorded price increases ranging from 2.1% to 46.1% . The Company’s major plasma-based product, human albumin, contributed to 47.4% of sales in the second quarter of 2009, as compared to 57.8% in same period a year ago. Revenues from human albumin products increased by 128.5%, while the average sales price increased by 2.1% . The Company’s human immunoglobulin for intravenous injection product represented 42.6% of revenues in the second quarter of 2009, as compared to 17.4% in the second quarter of 2008; its revenues and average sales price increased by 583.7% and 13.3%, respectively. The Company’s human tetanus immunoglobulin products represented 1.0% of revenues in the second quarter of 2009, as compared to 8.6% of the revenues in the second quarter of 2008, its revenue contribution decreased 66.5% and its average sales price increased 46.1% . The approved human rabies immunoglobulin products represented 2.8% of revenue in the second quarter of 2009 compare to 3.6% a year ago, and its revenues and average sales price increased by 116.2% and 37.5%, respectively.

Gross profit for the second quarter of 2009 was $24.0 million, up 189.8% from $8.3 million in the second quarter of 2008. Gross margin was 72.4% for the second quarter of 2009, compared to 69.5% for the second quarter of 2008. The increase in the gross profit margin was primarily associated with general price increase and increase in sales of higher margin products.

Total operating expenses in the second quarter of 2009 rose 125.5% to $7.5 million. Selling expenses increased 118.3% to $1.1 million, compared to $0.5 million in the second quarter of 2008. The increase in selling expenses is primarily due to the consolidation of Dalin’s selling activities as well as increased marketing efforts to increase direct sales to new hospitals. As a percentage of sales, selling expenses in the second quarter of 2009 was 3.4%, down from 4.3% a year ago due to the expanded sales following the Dalin acquisition.

General and administrative (“G&A”) expenses increased 137.4% to $6.0 million. As a percentage of sales, G&A expenses decreased to 18.1% for the second quarter of 2009, from 21.2% for the same period in 2008, primarily due to the expanded sales following the Dalin acquisition. The dollar increase was mainly due to an increase in personnel-related costs and increase in depreciation and amortization expenses in connection with the Company’s acquisition of Dalin as result of fair value adjustments, as well as additional professional service charges related to the acquisition of Dalin. The Company also incurred $27,594 in non-cash employee compensation expenses as a result of grants to employees, consultants and directors made under the 2008 Equity Incentive Plan, compared to $1.3 million for the same period in 2008.

Research and development expenses increased 31.5% to $0.4 million, or 1.1% of total revenue compared to $0.3 million in the second quarter of 2008 or 2.3% of total revenue. The dollar increase was due primarily to the consolidation of Dalin and increased costs from continuing clinical trial on new products.

Total other expenses in the second quarter of 2009 were $2.3 million. The Company recognized of a loss $1.3 million from the adoption of a new accounting rule effective January 1, 2009, which requires the changes in the fair value of warrants to be recognized in earnings each quarter. No such charge occurred in the second quarter of 2008. The Company recorded a loss of $90,390 in equity income in connection with its 35% equity interest investment in Huitian, the Company’s unconsolidated affiliate, compared to a gain of $40,247 in the first quarter of 2009 due to the additional depreciation and amortization expenses arising from assets write-up as a result of the equity investment. Net interest expense was $0.9 million for the second quarter of 2009 compared to an interest income of $846 for the same period in 2008. The increase in interest expense is primarily due to financing related to the acquisition of Dalin.

Provision for income taxes increased 40.4% to $3.0 million for the second quarter of 2009, compared to $2.1 million for the same period last year. The increase in provision for income taxes is mainly due to the consolidation of Dalin, which was offset by the decrease of Taibang’s provision for income taxes as Taibang accrued its 2008 taxes at 25% before it was granted a 15% preferential tax rate for the 2008 tax year in early 2009. The effective tax rate for the quarter was 20.9%, as compared to 43.2% in the same period of 2008.

Net income attributable to controlling interest for the second quarter of 2009 was $7.0 million, up 242.7% from $2.0 million in second quarter of 2008. Fully diluted earnings per share were $0.32 for the second quarter of 2009, compared to $0.09 in second quarter of 2008. Compared to the first quarter of 2009, net income attributable to controlling interest which includes the consolidation of Dalin, increased 63.7% from $4.3 million.

Non-GAAP net income in the second quarter of 2009 was $8.3 million or $0.38 per fully diluted share, an increase of 151.5% from non-GAAP net income of $3.3 million, or $0.15 per fully diluted share in the second quarter of 2008.*

*Excluding non-cash employee compensation expenses and changes in the fair value of warrants. See “About Non-GAAP Financial Measures” as well as the reconciliation table of non-GAAP net income to GAAP net income at the end of the press release.

Six Months Results

For the first six months of 2009, total revenue was $54.3 million, up 174.7% from the first six months of 2008. Revenues excluding the acquisition of Dalin increased 54.4% year-over-year. Gross profit for the first six months of 2009 was $39.0 million, up 174.6% from $14.2 million in the comparable period a year ago. Gross margin of 71.7% remained unchanged from the first quarter of 2008. Income from operations for the period was $26.6 million, up 209.4% from $8.6 million in the first six months of 2008. Net income for the first six months of 2009 was $11.2 million, up 161.0% from $4.3 million in the first six months of 2008. Fully diluted earnings per share were $0.52 for the first six months of 2009 compared to $0.20 in the first six months of 2008. Adjusting for non-cash charges associated with non-cash employee compensation expenses and changes in the fair value of warrants, the non-GAAP net income for the first six months of 2009 was $13.0 million or $0.60 per fully diluted share, an increase of 133.1% from non-GAAP net income of $5.6 million or $0.26 per fully diluted share.

Financial Condition

As of June 30, 2009, the Company had $49.5 million in cash, approximately $17.1 million in working capital and a current ratio of 1.3. Shareholder’s equity at the end of the second quarter of 2009 was $76.5 million, compared to $42.0 million at the end of 2008. The Company generated $28.4 million in net cash from operating activities for the second quarter of 2009.

Recent Developments

In July 2009, China Biologic hosted a forum of industry experts to discuss and provide advice to the Company regarding how to create synergies among its subsidiaries including, the initiation of research and development of new drugs, efficient use of resources among the subsidiaries, quality control procedures during collection, production and distribution processes, and other expert opinions to create long term, sustainable growth for the Company.

Business Outlook

The recent outbreak of the H1N1 flu, known as the swine flu, and the HFMD or known as the hand foot and mouth disease, has further increased the demand for plasma-based products. The Company expects that a pandemic outbreak of the flu could prompt an increase in demand for the Company’s human immunoglobulin for intravenous injection (“IVIG”) product, which is mainly used for acute infection, autoimmune diseases and other immune deficiencies caused by decreased or abolished antibody production capabilities. During the second quarter of 2009, the Company experienced an unusual increase in the demand for its IVIG product. IVIG, which has a higher gross margin, contributed to over 42% of revenues during the second quarter of 2009, therefore, contributing to a higher percentage increase in revenue compare to the same period last year and from the first quarter of 2009. Continued strong sales of IVIG in 2009 will be dependent on the continued availability of the plasma supply for production and sales.

During the second quarter of 2009, the Company continued to experience a lower percentage of sales for human album representing approximately 47.4%, compared to 57.8% a year ago. Human albumin is relatively easier to produce than other plasma-based products, therefore, yielding a lower gross margin and more competition in the market. Although the percentage of revenue from human album is gradually decreasing with new product sales increasing, the Company expects Human Albumin sales will still remain as the main contributor to the Company’s 2009 revenue.

As one of the first plasma based manufacturers to receive GMP certification in 1999 and with increased regulation on the plasma industry, China Biologic has implemented strict quality control procedures over the plasma collection process, manufacturing, and distribution channels in order to ensure that each of the Company’s products are safe. Such careful quality control process has been applied to Taibang over the years and has enabled it to produce high quality plasma-based products.

The same quality control process is now gradually being implemented at Dalin’s majority owned subsidiary, Qianfeng. During the second quarter of 2009, the Company implemented a comprehensive marketing program to expand Qianfeng’s distribution channels via direct sales to hospitals, as compared to Qianfeng’s previous strategy to sell largely through distributors. The Company expects that direct sales to hospitals will lead to lower selling expenses. Moreover, China Biologic believes it can ensure proper storage and handling of the product, further enhancing Qianfeng’s quality control procedures.

Despite the State Food and Drug Administration’s implementation of a 90-day quarantine period for plasma raw materials, effective July 1, 2008, the Company was ahead of the industry and took measures to minimize the effects of this new regulation. Currently, the Company’s inventory level of raw materials is in line with current availability of plasma collection from its own plasma collection stations. Combined, China Biologic’s indirect majority-owned subsidiaries have a total plasma collection capacity of greater than 500 metric tons per year. The Company expects to achieve such collection levels under current conditions, assuming no major changes in the Chinese government’s regulation on the plasma industry.

With the acquisition of Dalin and the equity investment in Huitian, China Biologic is now the largest non-state owned plasma-based biopharmaceutical company in China. It is expected to have a total market share of approximately 15% based on management’s estimate from the products approved for sales by the PRC government.

“We expect the tight supply/demand situation for plasma-based products to persist for some time, which bodes well for our fundamental outlook,” remarked Mr. Zhao. “We will, however, continue to focus on a strong research and development efforts aimed at bringing new, higher margin products to market. We will also continue to integrate our acquisitions and work to increase our capacity utilization.”

Conference Call

China Biologic will host a conference call at 9:00 a.m. EDT on Monday August 17, 2009, to discuss the 2009 second quarter financial results. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1-866-800-8648. International callers should dial +1-617-614-2702. The pass code for the call is 87475342. If you are unable to participate in the call at this time, a replay will be available for 14 days starting on Monday, August 17, 2009 at 11:00 a.m. EDT. To access the replay, dial 1- 888-286-8010. International callers should dial 617-801-6888. The conference pass code is 40692580

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FOR THE THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

Adjusted Net Income	Three Months Ended June 30, 2009		Three Months Ended June 30, 2008
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$8,294,071	$0.38	$3,297,342	$0.15
Non-cash employee compensation (1)	$27,594	$0.00	$1,263,188	$0.06
Loss in fair value of warrant liabilities (2)	$1,295,732	$0.06	-	$0.00
Amount per consolidated statement of operations	$6,970,745	$0.32	$2,034,154	$0.09
Weighted average number of shares - diluted	21,811,473		21,664,429

Adjusted Net Income	Six Months Ended June 30, 2009		Six Months Ended June 30, 2008
Net Income (Loss) Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Adjusted Amount - Non GAAP	$12,972,785	$0.60	$5,565,142	$0.26
Non-cash employee compensation (1)	$54,967	$0.00	$1,263,188	$0.06
Loss in fair value of warrant liabilities (2)	$1,688,755	$0.08	-	$0.00
Amount per consolidated statement of operations	$11,229,063	$0.52	$4,301,954	$0.20
Weighted average number of Shares - diluted	21,527,509		21,808,852

(1) Non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan

(2) Adoption of a new accounting rule effective January 1, 2009 requires changes in the fair value of warrants to be recognized in earnings each quarter.

Use of Non-GAAP Financial Measures

GAAP results for the three months and six months ended June 30, 2009 and June 30, 2008 include non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan and the adoption of a new accounting rule effective January 1, 2009 that requires changes in the fair value of warrants to be recognized in earnings each quarter. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of this item in this release. The Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

About China Biologic Products, Inc.

China Biologic Products, Inc. (the “Company”), through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co. Ltd. and Chongqing Dalin Biologic Technologies Co., Ltd, and its equity investment in Xi’an Huitian Blood Products Co., Ltd., is currently the largest non-state-owned plasma-based biopharmaceutical company in China. The Company is a fully integrated biologic products company with plasma collection, production and manufacturing, research and development, and commercial operations. The Company’s plasma-based biopharmaceutical products are irreplaceable during medical emergencies, and are used for the prevention and treatment of various diseases. It sells its products to hospitals and other healthcare facilities in China.

Safe Harbor Statement

This release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are “forward-looking statements,” including statements regarding: the Company’s acquisitions and acquisition strategy and the benefits of the acquisitions, including the expected impact on the Company’s 2009 revenues and net income; the ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

– FINANCIAL TABLES FOLLOW –

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

REVENUES	$33,181,545	$11,925,842	$54,330,143	$19,774,849

COST OF REVENUES	9,161,765	3,638,128	15,376,695	5,587,026

GROSS PROFIT	24,019,780	8,287,714	38,953,448	14,187,823

OPERATING EXPENSES:
Selling expenses	1,114,614	510,565	1,694,110	1,005,094
General and administrative expenses	6,004,802	2,529,780	9,827,709	4,121,854
Research and development expenses	367,856	279,833	835,583	463,615
Total operating expenses	7,487,272	3,320,178	12,357,402	5,590,563

INCOME FROM OPERATIONS	16,532,508	4,967,536	26,596,046	8,597,260

OTHER EXPENSES (INCOME):
Equity in loss of unconsolidated affiliate	90,390	-	50,143	-
Change in fair value of derivative liabilities	1,295,732	-	1,688,755	-
Interest expense (income), net	883,914	(846)	1,254,767	14,182
Other expense (income), net	(16,005)	52,041	35,310	52,452
Total other expenses, net	2,254,031	51,195	3,028,975	66,634

INCOME BEFORE PROVISION FOR INCOME TAXES AND NONCONTROLLING INTEREST	14,278,477	4,916,341	23,567,071	8,530,626

PROVISION FOR INCOME TAXES	2,982,101	2,123,843	5,012,295	2,864,325

NET INCOME BEFORE NONCONTROLLING INTEREST	11,296,376	2,792,498	18,554,776	5,666,301

Less: Net income attributable to noncontrolling interest	4,325,631	758,344	7,325,713	1,364,347

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	6,970,745	2,034,154	11,229,063	4,301,954

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	(1,250)	632,130	17,387	1,574,829
Comprehensive income (loss) attributable to noncontrolling interest	(9,213)	116,824	(26,977)	301,291

COMPREHENSIVE INCOME	$6,960,282	$2,783,108	$11,219,473	$6,178,074

BASIC EARNINGS PER SHARE:
Weighted average number of shares	21,442,909	21,434,942	21,438,948	21,434,942
Earnings per share	$0.33	$0.09	$0.52	$0.20

DILUTED EARNINGS PER SHARE:
Weighted average number of shares	21,811,473	21,664,429	21,527,509	21,808,852
Earnings per share	$0.32	$0.09	$0.52	$0.20

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

ASSETS
	June 30,	December 31,
	2009	2008
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$49,479,021	$8,814,616
Accounts receivable, net of allowance for doubtful accounts of $1,274,001 and $1,268,052 as of June 30, 2009 and December 31, 2008, respectively	980,696	313,087
Accounts receivable - related party	795,080	-
Dividend receivable	147,055	147,256
Other receivables	473,975	356,957
Other receivables - related parties	797,138	-
Inventories	27,316,217	14,949,196
Prepayments and deferred expense	1,928,553	614,704
Total current assets	81,917,735	25,195,816

PLANT AND EQUIPMENT, net	27,631,919	19,299,364

OTHER ASSETS:
Investment in unconsolidated affiliate	6,474,950	6,533,977
Refundable deposit for potential acquisition	-	14,181,800
Prepayments - non-current	4,362,343	955,874
Intangible assets, net	21,977,205	1,002,561
Goodwill	12,425,589	-
Total other assets	45,240,087	22,674,212

Total assets	$154,789,741	$67,169,392

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Accounts payable	$3,704,482	$2,481,889
Notes payable	-	29,340
Short term loans - bank	13,580,550	-
Short term loans - holder of noncontrolling interest	4,424,723	773,277
Other payables and accrued liabilities	15,722,686	3,962,931
Other payable - land use right	29,265	1,683
Other payable - related parties	3,082,731	-
Accrued interest - holder of noncontrolling interest	911,084	-
Distribution payable to holder of noncontrolling interest	447,821	3,252,354
Customer deposits	7,838,187	1,091,792
Taxes payable	5,567,794	4,060,010
Long term loan - bank, current maturities	3,369,500	-
Investment payable	6,139,984	3,275,501
Total current liabilities	64,818,807	18,928,777

OTHER LIABILITIES:
Non-current other payable - land use right	324,141	323,707
Notes payable, net of discount of $9,533,784 (including accrued interest of $21,178) as of June 30, 2009	41,534	-
Long term loan - bank, net of current maturities	-	5,868,000
Derivative liability - conversion option	5,796,562	-
Fair value of derivative instruments	7,276,964	-
Total other liabilities	13,439,201	6,191,707

Total liabilities	78,258,008	25,120,484

COMMITMENTS AND CONTINGENCIES

EQUITY:
Common stock, $0.0001 par value, 100,000,000 shares authorized, 21,474,942 and 21,434,942 shares issued and outstanding at June 30, 2009 and December 31, 2008, respectively	2,147	2,143
Paid-in-capital	10,255,255	10,700,032
Statutory reserves	11,738,002	6,989,801
Retained earnings	20,943,538	15,392,253
Accumulated other comprehensive income	4,176,685	4,159,298
Total shareholders' equity	47,115,627	37,243,527

NONCONTROLLING INTEREST	29,416,106	4,805,381

Total equity	76,531,733	42,048,908

Total liabilities and equity	$154,789,741	$67,169,392

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (Unaudited)

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income attributable to controlling interest	$11,229,063	$4,301,954
Net income attributable to noncontrolling interest	7,325,713	1,364,347
Consolidated net income	18,554,776	5,666,301
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	1,589,625	579,754
Amortization	1,704,248	53,192
(Gain) loss on disposal of equipment	(506)	1,900
Recovery of bad debt previously reserved	(22,311)	(107,583)
Allowance for bad debt - accounts receivables	9,635	-
Allowance for bad debt - other receivables	397,101	-
Stock based compensation	54,967	1,263,188
Change in fair value of warrant liabilities	1,688,755	-
Amortization of deferred note issuance cost	25,323	-
Amortization of discount on convertible notes	20,356	-
Equity in loss of unconsolidated affiliate	50,143	-
Change in operating assets and liabilities:
Notes receivable	-	(23,694)
Accounts receivable	(676,036)	(477,858)
Accounts receivable - related party	(375,810)	-
Other receivables	(23,082)	(201,576)
Other receivables - shareholders	-	1,419
Inventories	(4,130,960)	(2,571,137)
Prepayments and deferred expenses	(750,937)	(241,377)
Accounts payable	(50,767)	(294,290)
Other payables and accrued liabilities	4,573,201	683,527
Accrued interest	21,178	-
Accrued interest - holder of noncontrolling interest	911,084	-
Customer deposits	4,251,476	264,990
Taxes payable	608,063	2,134,302
Contingent liability	-	(107,273)
Net cash provided by operating activities	28,429,522	6,623,785

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash acquired through acquisition	11,943,673	-
Payments made for acquisition	(10,373,854)	-
Purchase of plant and equipment	(1,865,746)	(2,245,627)
Additions to intangible assets	(1,014,766)	(10,269)
Proceeds from sale of equipment	-	3,546
Advances on non-current assets	(590,428)	(32,945)
Net cash used in investing activities	(1,901,121)	(2,285,295)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from warrants conversion	113,700	-
Proceeds from issuance of convertible notes	8,971,337	-
Repayments of former shareholders loan in acquiring company	(2,652,737)	-
Proceeds from short term bank loans	13,513,754	-
Payments on short term loans - bank	-	(709,200)
Payments on long term loan - bank	(5,862,800)	-
Dividends paid to noncontrolling interest shareholders	-	(283,680)
Net cash provided by (used in) financing activities	14,083,254	(992,880)

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	52,750	419,599

INCREASE IN CASH	40,664,405	3,765,209
CASH and CASH EQUIVALENTS, beginning of period	8,814,616	5,010,033

CASH and CASH EQUIVALENTS, end of period	$49,479,021	$8,775,242
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$4,351,056	$850,605
Interest paid (net of capitalized interest)	$715,158	$29,901
Non-cash investing and financing activities:
Reclassification of warrant liability to paid-in capital upon warrants conversion	$125,009	$-
Dividend paid in exchange of holder of noncontrolling interest loan	$3,736,773	$-
Dividend paid by offsetting loan due from holder of noncontrolling interest	$3,720,649	$-
Net assets acquired with prepayments made in prior periods	$14,159,124	$-
Net assets acquired with unpaid investment	$2,849,321	$-
Land use right acquired with prepayments made in prior periods	$131,103	$-

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